Exhibit 99.1
News Release
Contact: Steve Pernotto, Belk, Inc., 704-426-1890, steve_pernotto@belk.com
Belk, Inc. Reports Second Quarter Operating Results
Total Sales Rise 20.2 Percent; Comp Sales Increase 2.2 Percent
CHARLOTTE, N.C., August 29, 2007 — Belk, Inc. today announced operating results for its fiscal second quarter and first six months ended August 4, 2007.
Net Sales
Net sales for the 13-week period grew 20.2 percent to $879.6 million compared to the same prior-year period. The increase resulted primarily from a gain in comparable store sales, and added sales from Parisian stores and new stores opened during the past 12 months. On a comparable store basis, sales increased 2.2 percent for the quarter.
Top performing merchandise areas during the period included shoes, men’s clothing, feminine apparel, children’s and accessories.
Net sales for the first six months increased 20.2 percent to $1,784 million compared to the same prior-year period. Comparable store sales for the period increased 2.5 percent.
Net Income
Net income for the second quarter was $7.5 million compared to $26.3 million for the same prior-year period. The decrease was due primarily to lower margin rates resulting from increased markdowns associated with the Parisian transition and a downturn in customer spending during the period, and acquisition-related integration costs and interest expense. Net income excluding non-comparable items was $7.1 million compared to $25.9 million for the same prior-year period. A detailed reconciliation of net income to net income excluding non-comparable items is provided at the end of this release.
Net income for the first six months was $17.0 million compared to $45.8 million for the same prior-year period. Net income excluding non-comparable items was $21.7 million compared to $45.2 million for the same prior-year period.
Tim Belk, chairman and chief executive officer of Belk, Inc., said, “We’re pleased that we were able to increase sales and market share in a challenging environment for customer spending. Increased markdowns to keep inventories in line, combined with the Parisian transition, had a negative impact on margins and net income.
“The grand opening of Parisian stores as Belk next month is an important milestone as we approach the mid-way point of our integration efforts. We value and appreciate the loyal patronage of Parisian customers and look forward to continuing Parisian’s strong reputation of providing fashion leadership and superior service under the Belk name.”
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Parisian Stores to Open as Belk in September
Twenty-five Parisian stores acquired by Belk last year will celebrate their grand opening under the Belk name in September with special sales promotions and in-store events planned throughout the month. The stores are located in Alabama, Arkansas, Florida, Georgia and Tennessee. Expansions and remodelings of 14 of the stores are underway or planned, home departments are being added in 16 of the stores and 21 stores will add men’s big and tall shops. Twenty of the stores offer fine jewelry under the Belk and Co. Fine Jewelers brand, 15 of which previously operated fine jewelry as a leased department. New Belk cards are being issued to existing Parisian card users, including a new Belk Elite Rewards Card that offers premium benefits to Belk and Parisian card holders whose charge purchases total $2,500 or more annually.
Store Expansion
Six new stores are scheduled to open on October 17, 2007 in Cape Coral, Fla., Burlington, N.C., Bossier City, La., Murfreesboro, Tenn., Rockwall, Texas, and Palm Coast, Florida. Store expansions are planned for completion in Kennesaw, Ga., Franklin, Tenn., Huntsville, Ala. (two locations), Decatur, Ala., Douglasville, Ga., and Tuscaloosa, Ala. on September 12, 2007, in Shallotte, N.C. on October 17, 2007, and in Raleigh, N.C. (Crabtree Valley Mall), Jacksonville, Fla. (The Avenues), Knoxville, Tenn. (West Town Mall) and Kill Devil Hills, N.C. on November 14, 2007.
About Belk, Inc.
Charlotte, N.C.-based Belk, Inc. is the nation’s largest privately owned department store company. It operates 300 Belk stores located in 16 Southern states. The company was founded in 1888 by William Henry Belk in Monroe, N.C., and is in the third generation of Belk family leadership.
Notes:
To provide clarity in measuring Belk’s financial performance, Belk supplements the reporting of its consolidated financial information under generally accepted accounting principles (GAAP) with the non-GAAP financial measure of “net income excluding non-comparable items”. Belk believes that “net income excluding non-comparable items” is a financial measure that emphasizes the company’s core ongoing operations and enables investors to focus on period-over-period operating performance. It is among the primary indicators Belk uses in planning and operating the business and forecasting future periods, and Belk believes this measure is an important indicator of recurring operations because it excludes items that may not be indicative of or are unrelated to core operating results. Belk also excludes such items in connection with evaluating company performance in connection with its incentive compensation plans. In addition, this measure provides a better baseline for modeling future earnings expectations and makes it easier to compare Belk’s results with other companies that operate in the same industry. Net income is the most directly comparable GAAP measure. The non-GAAP measure of “net income excluding non-comparable items” should not be considered in isolation or as a substitute for GAAP net income.
Certain statements made in this news release are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as our expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. You can identify these forward-looking statements through our use of words such as “may,” “will,” “intend,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “continue,” or other similar words. Certain risks and uncertainties that may cause our actual results to differ significantly from the results we discuss in our forward-looking statements include, but are not limited to: our ability to execute our growth and expansion plans; our ability to successfully integrate the Proffitt’s, McRae’s and Parisian department stores acquired from Saks Incorporated; our ability to integrate and operate our in-house fine jewelry business; changes in interest
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rates; changes in buying, charging and payment behavior among our customers; changes in the competitive environment of the department store and broader retail industry; the effectiveness of our merchandising and sales promotion strategies; seasonal fluctuations in sales and net income; our ability to contain costs and fully realize synergies from our operational consolidations; and changes in accounting standards or legal regulatory matters.
For additional information on these and other risk factors, see the section captioned “This Report Contains Forward-Looking Statements” in our Annual Report on Form 10-K for the fiscal year ended February 3, 2007 and our other filings with the Securities and Exchange Commission. We believe these forward-looking statements are reasonable. However, you should not place undue reliance on such statements. We undertake no obligation to publicly update or revise any forward-looking statement, even if future events or new information may impact the validity of such statements.
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BELK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three months ended		Six months ended
	August 4,	July 29,	August 4,	July 29,
(millions)	2007	2006	2007	2006
Revenues	$879.6	$732.0	$1,784.1	$1,484.5
Cost of goods sold (including occupancy and buying expenses)	617.8	487.6	1,230.4	992.4
Selling, general and administrative expenses	236.5	192.4	490.8	400.3
Asset impairment and store closing costs	.1	(.1)	8.7	1.6
Gain on sale of property and equipment	.8	.5	1.5	.9

Operating income	26.0	52.6	55.7	91.1
Interest expense, net	(14.3)	(11.3)	(28.9)	(21.2)
Gain (loss) on sale of investments	(.1)	(.1)	(.1)	1.6

Income before income taxes	11.6	41.2	26.7	71.5
Income taxes	4.1	14.9	9.7	25.7

Net income	$7.5	$26.3	$17.0	$45.8

BELK, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME AND
NET INCOME EXCLUDING NON-COMPARABLE ITEMS
(unaudited)

	Three months ended		Six months ended
	August 4,	July 29,	August 4,	July 29,
(millions)	2007	2006	2007	2006
Net income	$7.5	$26.3	$17.0	$45.8
Asset impairment and store closing costs, net of income tax	.1	(.1)	5.6	1.0
Gain on sale of property and equipment, net of income tax	(.5)	(.3)	(.9)	(.6)
Gain on sale of investments, net of income tax	—	—	—	(1.0)

Net income excluding non-comparable items	$7.1	$25.9	$21.7	$45.2